Exhibit 10.1

THE DUN & BRADSTREET CORPORATION

2018 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[<Award_Date>]

This RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to <first_name> <last_name>  (the “Participant”) as of <award_date> (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2018 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN (the “Plan”).  Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.

1.              Grant of Restricted Stock Units.  The Company hereby awards to the Participant pursuant to the Plan <shares_awarded> restricted stock units (“RSUs”).  Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) on the delivery date as provided herein. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor of the Company, and no rights as a shareholder of the Company.

2.              Vesting. Subject to Section 8, the RSUs shall vest on the date of, and immediately prior to, the Company’s next Annual Meeting of Shareholders, provided the Participant has continued his or her service with the Company until such time (the “Annual Vesting Date”).  If the Participant terminates his or her service with the Company prior to the Annual Vesting Date, the unvested RSUs shall be forfeited; provided, however, that if such termination of service is due to Participant’s Disability or death, the RSUs shall vest in full on the date of such Disability or death, and if such termination of service is due to Participant’s Retirement, the RSUs shall vest as of the date of such Retirement in a pro rata number of RSUs equal to the product of the number of RSUs subject to the Award, multiplied by a fraction the numerator of which shall be the number of days elapsed between the Award Date and the date of the Participant’s Retirement and the denominator of which shall be the number of days contained in the period between the Award Date and the Annual Vesting Date.  The foregoing provisions notwithstanding, and subject to the provisions of Section 7 below, the Company may cause such number of RSUs to vest prior to the date that the underlying Shares are delivered pursuant to Section 9 to the extent necessary to satisfy any Tax-Related Items (as defined in Section 7) that may arise before the date the underlying Shares are delivered.  The provisions in this Section 2 notwithstanding, in accordance with the Plan, the Board reserves the right to consider the circumstances related to a Participant’s termination of service with the Company and to determine the effect, if any, of such termination of service with the Company on the Award, provided that any changes to the terms of the Award to give effect to the foregoing determination shall not operate to cause the Award to violate Code Section 409A.

3.              Additional Deferral.  In accordance with a valid and timely election, the Participant may delay delivery of the underlying Shares to the date of the Participant’s “separation from service” within the meaning of Code Section 409A (a “Separation from Service”).  An election to defer will be considered timely only if it is filed on or before December 31 prior to the Award Date, or if the Participant is a newly appointed member of the Board, only if it is filed before the date the Participant begins to serve on the Board and in no event later than 30 days following the date the Participant is provided with the election to defer (the “Deferral Election Deadline”).  Such election will become irrevocable as of the Deferral Election Deadline.

4.              Voting.  The Participant will not have any rights of a shareholder of the Company with respect to RSUs until delivery of the underlying Shares.

5.              Dividend Equivalents.  Unless the Board determines otherwise, in the event that a cash dividend is paid on Shares, an amount equal to such dividend shall be credited for the benefit of the Participant based on the number of RSUs credited to the Participant as of the dividend record date, and such credited dividend amount shall be in the form of an additional number of RSUs (which may include fractional RSUs) based on the Fair Market Value of a Share on the dividend payment date.  The additional RSUs credited in connection with a dividend will be subject to the same restrictions as the RSUs in respect of which the dividend was paid, including, without limitation, the provisions governing time and form of settlement or payment applicable to the associated RSUs.

6.              Transfer Restrictions.  The RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process.  Upon any attempt to effect any such disposition, the RSUs that have not been settled shall immediately be forfeited.

7.              Withholding Taxes.

(a)         The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company.  The Participant further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of Shares acquired pursuant to the settlement and the receipt of any dividend equivalents or dividends; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)         Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company to satisfy Tax-Related Items.  In connection with making adequate arrangements to satisfy Tax-Related Items, the Participant authorizes and directs the Company or its agents to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting and settlement of the RSU.  In the event that such withholding in Shares is problematic under applicable tax or securities law, by the Participant’s acceptance of the RSU, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.  Anything in this Section 7 to the contrary notwithstanding, to avoid a prohibited acceleration under Code Section 409A, the number of Shares subject to RSUs that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the Shares are scheduled to be delivered pursuant to Section 9 for any portion of the RSUs that is considered nonqualified deferred compensation subject to Code Section 409A shall not exceed the number of Shares that equals the liability for the Tax-Related Items.

(c)          Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)         Finally, the Participant agrees to pay to the Company any amount of Tax-Related Items that cannot be satisfied by the means previously described, including through withholding from the Participant’s other cash compensation paid to the Participant by the Company or withholding from cash in the Participant’s brokerage account designated by the Company.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

8.              Change in Control.  Upon a Change in Control, any unvested RSUs shall automatically vest.

9.              Delivery of Shares.  The Shares underlying RSUs that become vested pursuant to Section 2 shall be delivered in accordance with the following:

(a)         If the Participant does not make a valid and timely election to defer delivery of the Shares pursuant to Section 3 hereof, the Shares shall be delivered on the earliest to occur of (i)  a date within 15 days of the Annual Vesting Date, (ii) a date within 15 days of the Participant’s Separation from Service and (iii) the date of a Change in Control; provided, however, that if (x) the RSUs are non-qualified deferred compensation subject to Section 409A of the Code, (y) the Participant is subject to taxation in the U.S. and (z) the Change in Control does not constitute a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then the underlying Shares shall be delivered instead on the earlier of dates set forth in Sections 9(a)(i) and 9(a)(ii).

(b)         If the Participant makes a valid and timely election to defer delivery of the Shares pursuant to Section 3 hereof, the Shares shall be delivered on the earlier to occur of (i) a date within 15 days of the Participant’s Separation from Service or (ii) the date of a Change in Control; provided, however, that if (x) the Participant is subject to taxation in the U.S. and (y) the Change in Control does not constitute a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then the underlying Shares will be delivered instead on the date set forth in Section 9(b)(i).

(c)          Until the Company determines otherwise and subject to Section 7, delivery of Shares will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.

10.       Adjustments Upon Capitalization Events.  The terms of this Award, including the number of RSUs, shall be adjusted in accordance with Section 4(c) of the Plan.

11.       Entire Agreement.  The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award (including the Appendix) constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern.  Any action taken or decision made by the Board arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.

12.       Nature of Award.  The Plan is a discretionary plan, and participation by the Participant is purely voluntary.  The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty.  Participation in the Plan with respect to this Award shall not entitle the Participant to participate with respect to any other award in the future, or benefits in lieu of RSUs, even if RSUs have been granted in the past.  All decisions with respect to future RSUs, if any, will be at the sole discretion of the Board.  The Participant’s service relationship will be considered terminated as of the date the Participant is no longer providing services to the Company or one of its Affiliates (regardless of the reason for such termination), and unless otherwise expressly provided in this Award or determined by the Board, the Participant’s right to vest in RSUs under the Plan, if any, will terminate as of the date that the Participant is no longer providing services as a director.  The Board shall have the exclusive discretion to determine when the Participant is no longer providing services for purposes of the Participant’s RSU grant.  Unless otherwise agreed with the Board in writing, the RSUs, the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as an employee of the Company or an Affiliate.  Unless otherwise provided in the Plan or Award or by the Board in its discretion, the RSUs and benefits evidenced by this document do not create any entitlement to have the RSUs transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change in Control or other corporate transaction affecting the Shares.

13.       Successors and Assigns.  This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including, without limitation,

the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

14.       Data Privacy Information and Consent.  The Company headquarters is located at 103 JFK Parkway, Short Hills, New Jersey 07078, USA and the Board grants RSUs to directors of the Company and its subsidiaries and affiliates, at its sole discretion.  If the Participant would like to participate in the Plan, please review the following information about the Company’s data processing practices and declare the Participant’s consent.

(a)         Data Collection and Usage: The Company collects, processes and uses personal data of directors to the extent necessary for the purposes set forth below, including name, home address, email address and telephone number, date of birth, social insurance (including social security number, if applicable), passport or other identification number, citizenship, any shares of stock or directorships held in the Company, and details of all RSUs, canceled, vested or outstanding in the Participant’s favor, which the Company receives from the Participant.  If the Company offers the Participant a grant of RSUs under the Plan, then the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for processing of the Participant’s personal data will be his or her consent.

(b)         Stock Plan Administration Service Providers: The Company transfers participant data to Charles Schwab, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan.  In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner.  The Company’s service provider will open an account for the Participant to receive and trade Shares.  The Participant will be asked to agree to separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.

(c)          International Data Transfers: The Company and its service providers are based in the United States.  If the Participant is outside the United States, the Participant should note that his or her country has enacted data privacy laws that are different from the

United States.  For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company does not participate with respect to director data.  The Company’s legal basis for the transfer of the Participant’s personal data is his or her consent.

(d)         Data Retention: The Company will use the Participant’s data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws.  When the Company no longer needs the Participant’s personal data, which will generally be seven years after the Participant is last granted RSUs under the Plan, the Company will remove it from its systems.  If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis will be relevant laws or regulations.

(e)          Voluntariness and Consequences of Consent Denial or Withdrawal: The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary.  The Participant may deny or withdraw his or her consent at any time.  If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan.  This would not affect the Participant’s service as a director; the Participant would merely forfeit the opportunities associated with the Plan.

(f)           Data Subject Rights: The Participant has a number of rights under data privacy laws in his or her country.  Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of the personal data, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) lodge complaints with competent authorities in the Participant’s country, and/or (vii) request a list with the names and addresses of any potential recipients of the Participant’s data.  To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, please contact in writing the Corporate

Secretary’s office at The Dun & Bradstreet Corporation, 103 JFK Parkway, 4th Floor, Short Hills, NJ 07078.

If the Participant agrees with the data processing practices as described in this notice, please declare the Participant’s consent by accepting the grant agreement viewable on Charles Schwab’s Award Details page.

15.       Severability.  The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

16.       No Advice Regarding Award.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares.  The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

17.       Language.  The Participant acknowledges that he or she is proficient in the English language and understands the provisions of this Award.  Furthermore, if the Participant receives this Award or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.       Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.  The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

19.       Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.       Waiver.  The Participant acknowledges that a waiver by the Company of breach of any provision of this Award shall not operate or be construed as a waiver of any other provision of this Award, or of any subsequent breach by the Participant or any other participant in the Plan.

21.       Governing Law.

(a)         The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

(b)         Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.

(c)          Each of the Company and the Participant waives, to the fullest extent permitted by law, (i) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)         Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the District of New Jersey and its appellate courts, and (ii) any court of the State of New Jersey, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.

22.       Code Section 409A.  This Award is intended to comply with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject any U.S. taxpayer Participant to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, the provisions of this Award shall be interpreted, operated and administered in a manner consistent with such intent.  If an unintentional operational failure occurs with respect to Code Section 409A requirements, the Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service.  Further, the Board may modify the terms of this Award, the Plan or both, without the consent of the Participant, beneficiary or such other person, in the manner that the Board may determine to be necessary or advisable in order to comply with Code Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Code Section 409A.  This Section 22 does not create an obligation on the part of the Company to modify the terms of this Award or the Plan and does not guarantee that the Award or the delivery of Shares under the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A.  The Company will have no liability to the Participant or any other party if the Award, the delivery of Shares upon payment of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Board with respect thereto.

23.       Insider Trading Restrictions/Market Abuse Laws.  The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed in applicable jurisdictions, including the United States, the Participant’s country and his or her broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as Participant is considered to have “non-public inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed before possessing non-public inside information.  Furthermore, the Participant is prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Inside Information and Securities Trading Policy.  The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

24.       Appendix.  Notwithstanding any provisions in this Award, the RSU shall be subject to any special terms and conditions set forth in any Appendix to this Award for the Participant’s country.  Moreover, if the Participant relocates to another country, any special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Award.

IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By:
Kristin R. Kaldor
Assistant General Counsel and
Corporate Secretary

APPENDIX

THE DUN & BRADSTREET CORPORATION

2018 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant resides in a country listed herein.  This Appendix forms part of the Award.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award or the Plan.

This Appendix also includes information regarding exchange controls, reporting requirements and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect as of April 2018.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant vests in the RSUs, or when the Participant sells the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result.  Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently providing service, transfers location and/or residency after the Award Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Board shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply or what other terms and conditions shall apply.

GERMANY

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  In case of payments in connection with the sale of Shares acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received.  The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

Tax Treatment.  If the Participant elects to delay delivery of the underlying Shares in accordance with Section 3 of the Award, the election to defer may result in negative tax consequences to the Participant.  The Company strongly advises the Participant to consult with a tax advisor regarding his or her particular situation prior to making such an election.